A special meeting of the fund's shareholders was held on January 18, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	16,883,349,710.00	95.103
Withheld	869,334,786.06	4.897
TOTAL	17,752,684,496.06	100.000
Albert R. Gamper, Jr.
Affirmative	16,869,065,718.16	95.023
Withheld	883,618,777.90	4.977
TOTAL	17,752,684,496.06	100.000
Robert M. Gates
Affirmative	16,726,660,786.27	94.220
Withheld	1,026,023,709.79	5.780
TOTAL	17,752,684,496.06	100.000
George H. Heilmeier
Affirmative	16,857,479,441.40	94.957
Withheld	895,205,054.66	5.043
TOTAL	17,752,684,496.06	100.000
Abigail P. Johnson
Affirmative	16,800,825,560.08	94.638
Withheld	951,858,935.98	5.362
TOTAL	17,752,684,496.06	100.000
Edward C. Johnson 3d
Affirmative	16,661,581,676.04	93.854
Withheld	1,091,102,820.02	6.146
TOTAL	17,752,684,496.06	100.000
Stephen P. Jonas
Affirmative	16,863,427,004.66	94.991
Withheld	889,257,491.40	5.009
TOTAL	17,752,684,496.06	100.000
Marie L. Knowles
Affirmative	16,867,577,907.48	95.014
Withheld	885,106,588.58	4.986
TOTAL	17,752,684,496.06	100.000
Ned C. Lautenbach
Affirmative	16,879,375,270.51	95.081
Withheld	873,309,225.55	4.919
TOTAL	17,752,684,496.06	100.000
William O. McCoy
Affirmative	16,715,727,949.24	94.159
Withheld	1,036,956,546.82	5.841
TOTAL	17,752,684,496.06	100.000
Robert L. Reynolds
Affirmative	16,870,024,631.93	95.028
Withheld	882,659,864.13	4.972
TOTAL	17,752,684,496.06	100.000
Cornelia M. Small
Affirmative	16,872,454,042.41	95.042
Withheld	880,230,453.65	4.958
TOTAL	17,752,684,496.06	100.000
William S. Stavropoulos
Affirmative	16,721,030,252.89	94.189
Withheld	1,031,654,243.17	5.811
TOTAL	17,752,684,496.06	100.000
Kenneth L. Wolfe
Affirmative	16,858,363,618.14	94.962
Withheld	894,320,877.92	5.038
TOTAL	17,752,684,496.06	100.000
A Denotes trust-wide proposal and voting results.